Exhibit 99.1

BLUE COAT REPORTS NET REVENUE FOR SECOND QUARTER FISCAL

2007 AND ANNOUNCES NASDAQ PANEL DECISION TO CONTINUE BLUE

COAT LISTING

SUNNYVALE, Calif., November 20, 2006 – Blue Coat® Systems (NASDAQ: BCSI), a leader in secure content and application delivery, today reported its net revenue for the second fiscal quarter of 2007 ended October 31, 2006. Net revenue for the second fiscal quarter of 2007 was $40.2 million, an increase of 9.4% compared to net revenue of $36.7 million for the same quarter last year and a 10.9% increase compared to net revenue of $36.2 million in the prior quarter.

Blue Coat ended the quarter with cash, cash equivalents, short-term investments, and restricted investments totaling $79.6 million, a decrease of $20.8 million from the prior quarter due primarily to the use of approximately $24 million in the acquisition of the NetCache business from Network Appliance in September 2006.

For the third fiscal quarter ending January 31, 2007, the Company currently anticipates net revenue in the range of $40 - $45 million.

Update on Review of Stock Option Granting Practices

The independent committee appointed by the Company’s Board of Directors has not yet completed its review of the Company’s historical stock option granting practices. Because this investigation has not been completed, the Company will not be able to provide a detailed income statement and balance sheet for the second quarter of fiscal 2007. Accordingly, the financial results for the second fiscal quarter of 2007 and prior periods are not included in this announcement. The Company continues to work diligently to complete its review and intends to file its Form 10-K for the fiscal year ended April 30, 2006 and its Form 10-Q for the quarter ended July 31, 2006 as soon as is practicable after the completion of the review.

Status of Nasdaq Listing

The Company previously announced that it received notices of non-compliance from the Nasdaq Stock Market related to its delinquent SEC filings and audit committee requirements. As a result, Nasdaq is currently broadcasting an indicator of the Company’s non-compliance.

Blue Coat had a hearing before a Nasdaq Listing Qualifications Panel for continued listing on the Nasdaq Stock Market on September 14, 2006. On November 13, 2006, the Nasdaq Listing Qualifications Panel notified the Company that the Panel has determined to continue Blue Coat’s listing subject to the filing by January 29, 2007 of all required restatements and the Company’s Form 10-K for the fiscal year ended April 30, 2006 and Form 10-Q for the quarter ended July 31, 2006, communication with the Panel about the results of the independent committee’s investigation, and compliance with all other requirements for continued listing on the Nasdaq Stock Market.

Conference Call & Webcast

The Company will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Participants should call (612) 332-0226 with the passcode: 849535. A replay of the call will be available starting Monday, November 20, 2006 at 5:30 p.m. Pacific Time (8:30 p.m. Eastern Time), and can be accessed by calling (320) 365-3844 with the passcode: 849535. An audio Webcast of the call will also be available at http://www.bluecoat.com/aboutus/investor_relations.

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provide intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 30,000 appliances worldwide and is ranked #1 by IDC in the Secure Content and Application Delivery segment. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding expected net revenue in the third fiscal quarter of 2007and ability to file reports on Form 10-K and Form 10-Q, and statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the Board of Directors, the Audit Committee, the independent committee, and the Company’s independent public accountants concerning matters related to the Company’s stock option grants; the inability of the Company to file its Form 10-K and Form 10-Q by January 29, 2007 to avoid delisting by Nasdaq; the Company’s inability to comply with requirements imposed by Nasdaq for continued listing; the Company’s inability to fill the vacancy on the Audit Committee on a timely basis; the Company’s inability to file its Form 10-K and Form 10-Q in accordance with the Securities Exchange Act of 1934; the review and audit by the Company’s independent auditor of the Company’s fiscal 2006 financial statements; the outcome of inquiries initiated by the Securities and Exchange Commission; additional information or actions resulting from the continued review by the Company’s independent committee; as well as other risks more fully described in the “Risk Factors” section of the Company’s quarterly report on Form 10-Q for the quarter ended January 31, 2006.

Note: All trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

Media Contact:	Steve Schick	Investor Contact:	Carla Chun
	Blue Coat Systems		Blue Coat Systems
	steve.schick@bluecoat.com		carla.chun@bluecoat.com
	408-220-2076		408-220-2318